EXHIBIT 99.1

 Fyntechnical Innovations Goes Effective New Stock Trading Symbol FYNN

Initiating Corporate Rebranding Lays Foundation for Next Phase

BOCA RATON, FL - July 29, 2025 – Fyntechnical Innovations, Inc. (“FYNN” or the “Company”) (OTCID: FYNN), a Fintech incubator company focused on acquisition and support of commercialized financial services and technology (Fintech) companies, is pleased to announce that as of July 25, 2025 the Financial Industry Regulatory Authority (“FINRA”) approved SMC Entertainment’s corporate action for a company name change and stock trading symbol change. The change is now effective.

The Company’s name has changed to “Fyntechnical Innovations Inc.” and the stock trading symbol has changed from SMCE to “FYNN” effective July 25, 2025 . The Company is in the process of updating its marketing collateral (corporate websites, social media accounts, etc.) to reflect the new name. The domain www.fyntechnical.com will be the Company’s new website.

"The Company’s rebranding will play a significant role in our future revenue growth We continue to target potential acquisitions, and joint ventures, to increase shareholder value. This rebranding strengthens our image and marketing brand enabling us to deliver on our strategic goals,” stated Erik Blum, CEO of the Company. “. We continue to execute on plan and look forward to providing a shareholder update shortly.”

About Fyntechnical Innovations Inc. (formerly SMC Entertainment, Inc.)

Fyntechnical is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. Fyntechnical's multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity. For more information on Fyntechnical, visit www.fyntechnical.com.

Press Release Contact:

Erik Blum

Chief Executive Officer

Fyntechnical, Innovations, Inc.

Ron Hughes

Chief Operations Officer

Fyntechnical, Innovations, Inc.

ron.hughes.operations@gmail.com

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.